EXHIBIT (l)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522
(212) 735-3000
Exhibit (l)
January 20, 2011
The GDL Fund
One Corporate Center
Rye, New York 100580-1422
     RE: The GDL Fund Registration Statement on Form N-2
Ladies and Gentlemen:
          We have acted as special counsel to The GDL Fund, a statutory trust created under the Delaware Statutory Trust Act (the “Fund”), in connection with certain matters arising out of the registration of the following securities having an aggregate offering price of up to $200,000,000 (collectively, the “Securities”): (i) preferred shares of the Fund, (ii) notes of the Fund (“Notes”), and (iii) subscription rights to purchase preferred shares of the Fund (“Rights”), covered by the registration statement on Form N-2 (File Nos. 333-149864 and 811-21969) and all amendments heretofore filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (such registration statement, as so amended, the “Registration Statement”).
          This opinion is being furnished as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement (“Post-Effective Amendment No. 6”) being filed by the Fund herewith in accordance with the requirements of Exhibit L of Form N-2 under the 1933 Act and the 1940 Act.
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
a)	The Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware on October 17, 2006, and a bring-down certificate of such Secretary of State, dated December 3, 2010;

b)	the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, dated October 20, 2006, as filed with the Securities and Exchange Commission (the “Commission”) on October 23, 2006;

c)	the Registration Statement as filed with the Commission on March 24, 2008 under the 1933 Act;

d)	the Pre-Effective Amendments No. 1, No. 2, No. 3 and No. 4 to the Registration Statement as filed with the Commission on May 19, 2008, July 11, 2008, August 4, 2008, and August 6, 2008, respectively;

e)	the Notice of Effectiveness of the Commission posted on its website declaring such Registration Statement effective on August 6, 2008 and Post-Effective Amendments No. 1, No. 2, No. 3, No. 4, No. 5 , and No. 6 thereto as filed with the Commission on October 8, 2008, November 12, 2008, December 10, 2008, December 18, 2008, November 8, 2010, and as of the date hereof, respectively;

f)	the Amended and Restated Agreement and Declaration of Trust of the Fund, dated as of November 3, 2006, and filed as an exhibit to the Registration Statement;

g)	the By-Laws of the Fund, as amended and restated on December 3, 2010, and filed as an exhibit to the Registration Statement;

h)	the Statement of Preferences setting forth the rights, powers, terms, and preferences of the Fund’s Cumulative Puttable and Callable Series B Preferred Shares (the “Preferred Shares”), filed as an exhibit to the Registration Statement;

i)	a specimen certificate representing the Preferred Shares, filed as an exhibit to the Registration Statement;

j)	the form of Dealer Manager Agreement (the “Dealer Manager Agreement”) proposed to be entered into by and among the Fund, as issuer, and Gabelli & Company, Inc. (the “Dealer Manager”), filed as an exhibit to the Registration Statement; and

k)	resolutions adopted by the Board of Trustees of the Fund and the pricing committee appointed thereby relating to the registration and issuance of the Preferred Shares and related matters.
          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Fund had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the share certificates representing the Preferred Shares will conform to the specimen examined by us and will be signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.
          Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than Delaware statutory trust law.
          Based upon and subject to the foregoing, we are of the opinion that, when (i) Post-Effective Amendment No. 6 and, if required, a registration statement filed pursuant to Rule 462(b) under the 1933 Act (the “Upsizing Registration Statement”) become effective under the 1933 Act; (ii) the Dealer Manager Agreement has been duly executed and delivered; and (iii) certificates representing the Preferred Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar, and have been delivered against payment at a price per share not less than the per share par value of the Preferred Shares as contemplated by the Registration Statement and, if required, the Upsizing Registration Statement governing such issuance and sale, the issuance and sale of the Preferred Shares will have been duly authorized, and the Preferred Shares will be validly issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and, if required, the Upsizing Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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